Exhibit 99.1

Providence Appoints Carter Pate as Interim Chief Executive Officer

STAMFORD, Conn., November 15, 2017 – The Providence Service Corporation (the “Company” or “Providence”) (Nasdaq: PRSC) today announced that Carter Pate has been appointed as Interim Chief Executive Officer. Mr. Pate replaces James Lindstrom, who has resigned as President and Chief Executive Officer. Mr. Lindstrom has also resigned from the Company’s Board of Directors. Providence will conduct a search to identify a new Chief Executive Officer.

Mr. Pate brings to Providence extensive experience in healthcare, logistics, transportation and government contracting, areas directly aligned with the Company’s operating businesses and end markets. Mr. Pate currently serves as Founder and CEO of Carter Pate, LLC, a resource for management and boards of directors seeking expertise and interim C-suite services. Prior to that, he served as the CEO of one of the largest privately owned passenger transportation contracting firms based in the United States. Previously, Mr. Pate spent nearly two decades at PricewaterhouseCoopers where he held multiple leadership positions advising Fortune 500 companies and G-20 governments, leading change management to drive and improve business objectives. Effective immediately, Mr. Pate’s objective is to bridge Providence through this growth phase to a new, permanent CEO.

“We are pleased to welcome Carter to Providence as Interim CEO as we embark on the next phase of the Company’s growth and development. Carter has considerable operating, financial, and executive leadership experience in industries that align directly with Providence’s end markets,” said Chris Shackelton, Chairman of the Board of Directors. “With his relevant industry expertise and proven track record, Carter is ideally suited to lead initiatives to create further value as we continue to focus on our capital allocation strategy, review market expansion opportunities, and accelerate margin enhancement efforts across our portfolio companies. As evidenced by our recent results, Providence is well-positioned with a solid operational foundation, robust cash flow and a healthy balance sheet. I look forward to his leadership as we continue to work hard to deliver strong performance for our shareholders.”

Mr. Shackelton continued, “As we look to the future, Jim determined, and the Board agreed, that the time was right for a change in leadership. On behalf of the Board, I would like to thank Jim for his dedication to Providence since early 2015. Jim played a critical role in driving the Company’s multi-year strategy to sharpen its focus, achieve excellence in capital allocation and operations and ultimately, generate value for Providence’s shareholders.”

“I am excited to take on the role of Interim CEO, working alongside Providence’s outstanding Board and executive team,” Mr. Pate said. “Providence has built a strong portfolio of leading service providers and networks that operate in markets with significant long-term growth potential. The Company is well-positioned to leverage its scale advantages and technology innovation to drive further operational and client benefits. I look forward to working closely with the many talented and dedicated employees as we build a stronger and more valuable Providence.”

“After nearly two and a half years as CEO, a period of significant transformation, growth and development at Providence, the Board and I believe that now is the right time for a new CEO with different skills to transform Providence into an even more effective leader in its segments,” said Mr. Lindstrom. “It has been an honor to lead this Company, working alongside the best in the business. I am proud of all that we have achieved together, and am confident that Providence has the right plan and the right team in place to achieve its objectives.”

About R. Carter Pate

R. Carter Pate joins Providence from Carter Pate, LLC, where he serves as Founder and CEO. He previously worked at one of the largest privately owned passenger transportation contracting firms, where he served as CEO from 2011 to 2014. Prior to that, Mr. Pate spent nearly two decades at PricewaterhouseCoopers (“PwC”), most recently serving as Global & U.S. Managing Partner, Capital Projects, Infrastructure & Government Practice. During his tenure at PwC, Mr. Pate held multiple leadership positions and advised Fortune 500 companies and G-20 governments. He currently serves as Chairman of the Board of Directors for BioScrip, Inc. and Board Chair of Compensation for Advanced Emissions Solutions, Inc. Author of "The Phoenix Effect" (now in five languages), Mr. Pate was recently named a “Board Governance Fellow” by the National Association of Corporate Directors. He holds a Masters of Accounting & Information Management from the University of Texas at Dallas and his B.S. in Accounting from Greensboro College.

About Providence

The Providence Service Corporation owns interests in subsidiaries and other companies that are primarily engaged in the provision of healthcare and workforce development services for public and private sector entities seeking to control costs and promote positive outcomes. For more information, please visit prscholdings.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, our continuing relationship with government entities and our ability to procure business from them, our ability to manage growing and changing operations, the implementation of the healthcare reform law, government budget changes and legislation related to the services that we provide, our ability to renew or replace existing contracts that have expired or are scheduled to expire with significant clients, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact

David Shackelton – Chief Financial Officer

(203) 307-2800